Exhibit 99.1

DATE:	March 15, 2016
TO:	All Allergan Employees
FROM:	Allergan’s Generics Divestiture Team (GDT)
RE:	Update: Expected Timing for Close of Teva Transaction

Today, Teva has announced updated guidance related to the close of our global transaction. While significant progress has been made toward completing the deal, including last week’s approval by the EU Commission, Teva now anticipates that closing of the acquisition may not occur until June 2016. This is based upon Teva’s current estimate of the timing to obtain clearance from the United States Federal Trade Commission (FTC). More information can be found in the attached letter from Teva’s Erez Vigodman, President & CEO, and Siggi Olafsson, President and CEO, Global Generics Medicines.

Both companies remain strongly focused on completing the deal as soon as possible, as colleagues from Teva and Allergan are working closely and in cooperation with the FTC. This updated guidance has no effect on our Day 1 readiness plans as we will continue to finalize our plans to deliver a smooth and efficient separation at close.

We will also continue to provide updates on key milestones and transaction-related news as they become available. In the meantime, we ask that you continue to stay focused on driving our current business as you have certainly done so over the past several months.

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Dear Colleagues,

In July 2015 we announced the definitive agreement to acquire Actavis Generics. This is a significant step on our journey to create a differentiated leadership space in healthcare and support our future growth in generics, specialty and the intersections between them. In the past months we have been making substantial headway in the robust integration planning process, wherein members from each side are focusing on various aspects of this complex transaction. One of the biggest milestones towards completing the transaction is to receive regulatory approvals from the relevant competition authorities around the world. The two most significant approvals are from the U.S. Federal Trade Commission (FTC) and the European Commission.

Last week we received the European Commission’s green light to move forward with the acquisition, subject to certain conditions. This means that the FTC approval, along with approvals in Canada and Ukraine, are the last remaining regulatory approvals that we need to close the transaction. Based upon our current estimate of the timing to obtain the FTC’s clearance, we now anticipate that completing the acquisition could take as long as June 2016 (we previously expected that the closing would occur as early as the end of Q1 2016, with potential for some delay).

We have been working with the FTC as they conduct their review, and will continue to work closely with them to obtain regulatory approval in the U.S. as swiftly as possible. As a reminder, until the completion of the acquisition, Teva and Actavis Generics are still competitors and must continue to act as independent companies.

We are committed to update you in a transparent and consistent manner on any developments, as we move towards the successful conclusion of all aspects of the deal in the shortest possible time. I’d like to take this opportunity to thank the teams in both companies for their substantial efforts and support along this path.

Regards,

Erez and Siggi